MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

MET-PRO CORP.

Moderator:    Kevin Bittle
November 20, 2009
11:00 a.m. CT

Operator:
Good morning.  My name is Rachel, and I will be your conference operator today.  At this time I would like to welcome everyone to the Met-Pro third quarter results conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer session.  If you'd like to ask a question during this time, simply press star, then the number one on a telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Kevin Bittle, manager of Creative Services, you may begin your conference.

Kevin Bittle:
Good morning, and welcome to Met-Pro Corporation's earnings conference call for the third quarter of our fiscal year 2010, which ended October 31st, 2009.  My name's Kevin Bittle, and I'm with the company's Creative Services Department.  With me on our call this morning are Ray De Hont, our chairman and chief executive officer, and Gary Morgan, our senior vice president of finance and chief financial officer.

Before we begin, I'd like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private securities litigation Reform Act of 1995.  Please refer to our annual report for the fiscal year ended January 31st, 2009, that was filed with the SEC for important factors that, among others, could

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray.

Ray?

Ray De Hont:	Thank you, Kevin.

Good morning, everyone, and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the third quarter.  I hope all of you have had the opportunity to review them.  In a moment Gary Morgan will provide more specific comments on the quarter's financial results, but first I'd like to offer my perspective on our performance.

Our financial performance in the third quarter reflects the lagging effect from the slowdown in global economic activity that began last year as both revenues and earnings were down versus the third quarter last year.  Fortunately, the worst may be behind us, as the recent improvement in new orders offers an encouraging sign that the freezing capital spending may be beginning to thaw.

Despite the drop in net sales, gross margins were still approximately 34 percent this quarter, and on a year-to-date basis remain relatively unchanged from a year ago.  We have been able to sustain gross margins at these lower sales volumes through continued implementation of our efficiency initiatives, including facility consolidations, global sourcing, more effective logistics, and lean manufacturing, as well as the utilization of our flexible manufacturing strategy to quickly adjust costs to match our level of business activity.

Though operating margins are feeling the pressure of low volumes, we've also made progress reducing our selling, general and administrative expenses.  I can also report that our investments in lean manufacturing and a new (ERP) system are making excellent progress.  Both of these investments are critical to further leveraging our infrastructure so that we can achieve our long-term margin targets.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

In the third quarter we also continued to generate strong cash flows, as through the first three quarters of this year, we have now generated a record $14.8 million in cash flow from operating activities.  As a result, we increased our cash position at October 31st, 2009, to another record high of $32.3 million.

So while net sales are feeling the effects of global economic conditions from a couple of quarters ago, fundamentally our operations remain strong and our financial position solid.  All in all, we believe we have managed well through some very challenging times.  While it remains difficult to say our markets are returning to normal, there are certainly signs that conditions have improved.

During our second quarter we had sensed that the market pulse had improved and that they're had not -- had even been a marked improvement in our large project activity, which had been most affected by the slowdown in the global economy.  Our sense has proved to be right, as bookings in the third quarter were the best quarterly bookings in a year, totaling $25.5 million and up sequentially from $19.4 million in the second quarter.

The recovery in new orders was led by an improvement in large project bookings within our product recovery pollution control technology segment, which totaled $5.5 million in the third quarter, the highest quarterly large project bookings since the fourth quarter of fiscal 2007.

These new large projects are for a variety of markets and utilize several different Met-Pro technologies.  Not only are these good signs that market conditions may be on the mend, but they are good signs that Met-Pro is in the right place with the right products.

For several of these projects, multiple Met-Pro products were integrated to provide synergistic solutions from the company's diverse product brands.  In other cases we are getting orders from repeat customers, who are basing their decision on their confidence in the durability and efficiency of our products, as well as our reliability and extensive experience with complex applications.

In addition, third quarter bookings for the fluid handling technology segment were the highest quarterly bookings for this segment year-to-date.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

Our cash position provides us with ample dry powder in the acquisition market, and we have actually ramped up our efforts in this area.  However, it is prudent to remind you that we are very disciplined and deliberate in our acquisition strategy and intend to remain so, regardless of market or other conditions.

We are very hopeful that we are in the midst of a global economic recovery that will result in sustainable real economic growth.  Our results are fairly representative of the uncertainty that remains with the weaker results of the current quarter offset by promise of better times reflected by our strong bookings.

Through these challenging times, we will continue to focus on our opportunities for improvement in operations, innovation, market share and financial discipline.  The stronger broader base we built will offer greater opportunity to leverage any recovery into increased returns.

I would now like to ask Gary Morgan to review our recent financial performance in more detail, after which I will provide some concluding remarks before we take your questions.

Gary?

Gary Morgan:	Thank you, Ray.

Met-Pro reported fiscal year 2010 third quarter net sales of $19.8 million, down 29.2 percent from last year's third quarter net sales, continuing to reflect the lag between global economic slowdown and our actual shipments.

Capital spending has been particularly affected by the economic slowdown, and that is being felt in our product recovery and pollution control technologies reporting segment.  For the quarter this segment's net sales were $9 million, which is down 35 percent from the third quarter a year ago.

However, as Ray has mentioned, we booked over $5.5 million in new large orders in the quarter and are continuing to see a steady increase in new

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

product recovery and pollution control projects, which is partially related to federal stimulus program.

Net sales in our fluid handling technologies reporting segment were down 29.6 percent, compared with the third quarter a year ago.  Fluid handling net sales in the quarter were slightly higher than the second quarter of this year, consistent with our previous observation that we have started to see some flattening in this market.  Also keep in mind that the fluid handling net sales were at an all-time quarterly high in the quarter a year ago.

Net sales were down 18.8 percent in the filtration and purification technology segment, where lean inventories, deferred maintenance and some pricing pressures are being felt.  The improvement in our Mefiag filtration technologies net sales during the third quarter resulted in significant slowing in the rate of decline in net sales to just over 10 percent this quarter, compared with 29 percent decline experienced for the first half of this year.

For the third quarter, the consolidated gross margin came in at 33.7 percent, down slightly from 34.8 percent reported over the first half of the year, although revenues were down over 29 percent.  We are very proud of our ability to sustain margins despite the fluctuations in net sales and product mix.

Operating margins have been a little more volatile, coming in at 7.8 percent of net sales in the third quarter, compared with 14.9 percent of net sales in the same quarter of last year.  Sequentially, operating margins are only down incrementally from 8.5 percent in the second quarter.

To restore operating margins, we also have been reducing overhead.  Combined selling, general and administrative expenses for the quarter were $5.1 million, down 15.6 percent from the 6.1 million a year ago.  The reduction was achieved despite an increase in certain compulsory expenses, including pension, health care and stock option costs.  Consistent with previous quarters this year, these expenses were up $450,000 in the third quarter, relative to the same period a year ago, or approximately 2 cents per diluted share.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

Combined selling did benefit from a reduction in sales commissions, which reflect the effect on commissions from differing channels through which products are shipped in any particular quarter.  For the quarter we reported net income of $1 million, or 7 cents per diluted share.  Adding back the various compulsory charges, earnings for the quarter would have been 9 cents per diluted share.

Cash flows from operating activities for the quarter amounted to $4.7 million, compared with $3.6 million of operating cash flows in last year's third quarter.  Although earnings were lower, cash flows from operating activities were actually higher in this quarter, compared with the $4.2 million in the year's second quarter cash flows.  As a result, Met-Pro's balance sheet is the strongest it has ever been, with cash on hand at the end of the quarter a record $32.3 million, or $2.20 per diluted share.

Year-to-date, net sales were $60.3 million, down 23.4 percent from the first three quarters of last year.  The gross margin percent for the first nine months of the year was 34.5 percent, little changed from the 34.9 percent for the same period last year.  Total selling, general and administrative expenses for the first nine months were $16 million, down 3.6 percent from the $16.6 million in the first nine months of last year.

When normalized for the increased compulsory pension stock option and health benefit cost, overhead is down more substantially this year.  Net income for the first nine months of this year was $3.2 million, compared with $7.6 million for the same period last year, while earnings were 22 cents per diluted share, compared with 50 cents per diluted share in the first three quarters of last year.  Net income and earnings in the current year would have been $4.1 million, or 28 cents per diluted share, excluding compulsory costs.

In summing up the quarter, in many respects our net sales, earnings and cash flows in the third quarter were very similar to the second quarter.  Our balance sheet and operating efficiencies are both as strong as they have ever been.

The persistence and perseverance of our employees is beginning to be rewarded with new orders and increased interest from the

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

market. From a long-term perspective, we believe this is a very solid foundation from which to build our business and create value for our shareholders.

Thank you. And I would now like to turn the call back to Ray.

Ray?

Ray De Hont:	Thank you, Gary.

Just a few concluding thoughts before we open the call for questions.  It appears our markets have stabilized and in some cases started to show signs of life.  With confidence slowly being restored, we are optimistic they may continue to improve.  The current pace and tenor of new inquiries remains fairly consistent with the healthy conditions of the third quarter.

As a lagging indicator, our markets tend to follow the direction of the economy.  While GDP did show nice growth in the third quarter, there is still a lot of uncertainty regarding the rate of growth going forward.  For that reason, we continue to remain relatively cautious in the near term.

Over the long term, however, I believe there is just no stopping the increasing global demand for a cleaner, more efficient environment.  In the short run it may be possible to postpone the investment needed to achieve this objective, but over the long term governments will inevitably pressure, if not regulate, industry to operate more environmentally friendly, and Met-Pro has never been more prepared to respond to this rising need.

I am also pleased to announce that on October 21st, our Board of Directors declared a quarterly dividend of 6 cents per share payable December 11th, 2009, to shareholders of record at the close of business on November 27th, 2009.  This is the 35th consecutive year Met-Pro has paid either a cash or stock dividend.

I'd like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I'd also like to thank all of you for your participation in today's call.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

I'll now turn the call back to Kevin Bittle.

Kevin?

Kevin Bittle:	Thank you, Ray.

At this time we would welcome any questions you may have. I'd like to ask our operator, (Rachel), to provide instructions for this portion of the call.

Operator:	In order to ask a question, please press star one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Our first question is from the line of William Bremer with Alex Group.

William Bremer:	Yes, this is William Bremer, but I'm with the Maxim Group.

Good morning, gentlemen.

Ray De Hont:	Hi, William. How you doing?

Gary Morgan:	Good morning, William.

William Bremer:	Good, Ray.

Good morning, Gary.

First question. Let's get into the bookings a little. Can you provide some color in terms of the underlying industry where these large projects are taking place?

Ray De Hont:
The good news -- it's in various industries.  Some of it is on the municipal side.  One of them was on the -- on a military type application.  Those were for scrubbers and odor control type equipment, fume scrubbers.  In addition, there was some Strobic Air activity for our fans and systems activity, as far as our VOC equipment.  So it was across a multitude of our businesses and technologies.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

William Bremer:	OK. Was there intense bidding? Can you give us a little color on the margins there?

Ray De Hont:
It varies from installation to installation.  What we've seen on some jobs, depending on our competition and our core competencies versus theirs, our experience with a particular application, the margins will vary.

We've had some where there's been pricing pressure due to maybe an equal footing between competitors.  On other ones we've seen where we've been able to demand a higher gross margin versus our competitors because our knowledge of that particular niche and application.

And we've seen even on a job in excess of a million dollars, we're -- we were able to attain gross margins -- a gross margin that was higher than our standard product business because of the knowledge of that particular application and the technology involved.

William Bremer:	OK. Nice.

Can you give us the mix, Gary, in terms of the OEM to after market for the quarter?

Gary Morgan:	It was -- it was pretty consistent with the average. It was about 35 to 40 percent after market for the quarter, and the OEM was about 60 to 65 percent. So it's been relatively consistent.

William Bremer:	OK. Did FX -- what about domestic to international?

Gary Morgan:	International shipments for the quarter were $4.9 million. It represented about 25 percent of the sales for the quarter, and that was up slightly from the second quarter.

William Bremer:	OK. Did FX have any effect on the quarter?

Gary Morgan:	No effect on the quarter.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

William Bremer:	OK. Looking at all your different segments, would there be a division that you would potentially divest to focus more on the core area at this time?

Ray De Hont:
We look at that on a regular basis, and we're right now in the planning stages for next year and the next five years.  And we -- we reevaluate as far as not only the business itself, but how does it fit within the Met-Pro strategy going forward.

So there could quite possibly be -- I wouldn't rule it out totally that we would look at the business and -- and say, OK, we may want to consolidate with an existing business.  We're not really looking at divesting anything at this point, but may be reorganizing a little better.

William Bremer:
And finally, the war chest of cash continues to grow.  Can you give us an idea of what you're looking at there in terms of acquisitions?  What industries?  How are the multiples in the space?  And -- and finally, where does the potential of a -- of a stock buyback come into play here?

Ray De Hont:
OK.  Let me give you a couple of things here as far as one thing that we've been talking about during the last several quarters is that we thought there would be more opportunities as far as acquisitions.  And there have been.  However, the value at which these people were looking to sell their businesses we thought was still inflated.

What we've seen recently is that the multipliers are coming down, and they're more realistic.  What we're looking at -- we're interested in growing globally in businesses that would have a slight overlap as far as synergies with our existing businesses, something that we know of, something where we can, let's say, for instance, if it was in Europe where we would be able to take the equipment that they manufacture or supply, bring it here, market it here in the U.S., take some of the equipment that we are able to supply here in the U.S., bring it over to the European continent and have them market it for us over there, almost like a mini Met-Pro type on European soil, and looking the same thing at Asia.

But what we're trying to do is we're -- we're looking at the air side to see if we can fill in some of the void that we have. For instance, we're very strong on

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

the fume scrubbers and the odor control scrubbers.  I would say one of the weaknesses there would be on the particular scrubbers.  And we're looking at that not only on a acquisition type mode, but also on the research mode.

On the pump side we're looking to become more of a player in the de-sal market.  We're doing some things internally with our R&D program to position us better on the low pressure side.  And on the high pressure side, we're looking for opportunities to maybe acquire a company with high pressure pumps energy recovery type pieces.

On the filtration and purification side, we're looking for something in a couple of areas.  One would be on an equipment side, where we can have an equipment line that does purification of water or chemicals.  We've been talking about that for a while.  We have some opportunities that we're looking at with an M&A firm.

In addition to that, we -- we're looking at how do we get more into the waste side, as far as with reducing nutrients in the -- the waste treatment water, those type of things.  So we're -- we're doing some things there, looking at some companies there, looking at some technologies where we may license some technologies.

That's where we're going on the acquisition technology fund, William. And that's what we're seeing also, as I mentioned earlier, where we see -- we see the multiples coming down.

If you're looking at the stock buyback program, right now we currently have the ability to purchase back about 300,000 shares of stock.  We can very readily go to our board of directors and between the board and myself and our management increase that amount.

We look at that on a regular basis, myself and our board, and see if the stock -- if we feel the stock is undervalued, we would look back and say, OK, is it time to -- to jump in and -- and by it back.  So it's -- it's looked at on a regular basis, and we make a determination based on what the -- the market is seeing.

William Bremer:	OK, Ray. I'll hop back in queue.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

Thank you, gentlemen.

Ray De Hont:	OK.

Gary Morgan:	Thank you, Bill.

Operator:	Again, to ask a question, please press star one.

Your next question is from the line of Jinming Liu with Ardour Capital.

Jinming Liu:	Good morning, gentlemen.

Gary Morgan:	Good morning, Jin.

Ray De Hont:	Good morning.

Jinming Liu:
Ray, can you give me some color on the other booking during the quarter?  Historically, you mentioned that the booking is not an indicator for your revenue, but so far this year it looks like to me it has been a very good indicator for your revenue for the coming quarter.  So can you give me some idea how much of that new bookings you have shipped during the quarter and how much you will ship in the fourth quarter?

Ray De Hont:	I think what -- what you're referring to as far as what affects the quarters, we've talked in the past about backlog, that we're not really a backlog driven company. And -- and we're not.

Now, we can turn projects around very quickly.  What's -- what's different now, compared to, say, a year ago, two years ago, is that the customers are waiting longer as far as the delivery.  We can turn around the systems and these projects much quicker than our customer needs are.  If they need it in a shorter timeframe, we'd be able to turn it around.

Unfortunately, on some of these jobs, they have to do a lot of things with buildings and so forth before they can take our equipment, so they delay it, rather than us delaying it.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

When you look at the bookings that we generated during the third quarter, some of them do overlap into next year.  They fall into next year.  When we put a news release out, typically you will see where we put a note in there as to when the project will ship.  And that's to give you a better sense, and our shareholders a better sense, as to what's happening with these bookings.

But there are times still today, though, where we will get a booking early in a quarter and be able to turn it around because the customer will allow us to do that.  But it's the customer that determines when we can ship it.

Jinming Liu:	OK. Got that. You mentioned during your last conference call that you have been bidding on some large projects. Can you give me a more -- some updates there?

Ray De Hont:
Well, a couple of them we won during the third quarter.  Some of them are still out there.  We feel that we're positioned well on them.  There is no guarantee you're going to get them, so when you have the order in hand, that's when you can guarantee you got it.  But we were successful on a couple of them already.  As I said, there's some still out there of a decent size -- multi-million in some cases.

There was one large one that we did lose.  That was the one that was approximately I believe we mentioned $15 million.  On that particular project, we were very competitive on it, but then our competition did lower their price significantly to a point we felt that it was a higher risk than it was worth to -- to drop the price, so we -- we walked away from it.

Jinming Liu:
OK.  Lastly, I know is that -- I know the government's pumped a lot of money into the water and wastewater infrastructure, actually billions of dollars.  Have you seen any pick-up in activities on that front?  I saw you have some wastewater -- some of your equipment booked for some wastewater treatment facilities, but have you seen more activities?

Ray De Hont:	Yes. Yes, we have, and in particular in our Duall portion of our business where they do the odor control scrubbers for the wastewater treatment facilities.

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

What's happened is many of the contractors and engineers and end customers looking at the stimulus money actually went back to the -- to the jobs that had been put on hold and freed those jobs up for final bidding and also for release.  And we've been successful on a couple of them, and there are still some more out there.  So we have seen a positive impact from the stimulus program specifically in the municipal market.

Jinming Liu:	OK. Thanks a lot.

Ray De Hont:	You're welcome.

Operator:	Again, to ask a question, please press star one. We'll pause for 30 seconds to see if we have anyone in queue.

We do have a question from William Bremer with Maxim Group.

William, your line is open.

William Bremer:	Hello. Can you hear me?

Ray De Hont:	Yes, we can.

William Bremer:	OK. In terms of your Tri-Stack Smart System, just curious whether or not you've had any bookings or sales from that new product.

Ray De Hont:
Yes, we have.  And we've had some -- I wouldn't say great sales, but we've had a number of sales.  But the big thing is it's now being spec'd up front by the engineering firms, and we've had multiple large specifications, medium-size and small, where the Smart Fan technology is being spec'd into the request for purchase.  So we're seeing some good activity on that, William.

William Bremer:	Are you selling that direct or through a distribution channel?

Ray De Hont:
We're selling it directly in some instances to the end customer, but we're also selling it as part of our package when we bid on a project through an engineering because it -- we bid those jobs -- Strobic Air equipment is bid

MET-PRO CORP.
Moderator: Kevin Bittle
11-20-09/11:00 a.m. CT
Confirmation # 39891810

through multiple avenues, as far as sometimes to an engineering firm, sometimes to a contractor, sometimes to the end-user.

But the bottom line is we're getting a lot of good activity and inquiries from the people that are writing the specifications.  And what that does for us, that puts us in a position where our competitors can't meet the spec, and as a result we can -- we have more of a chance to be flat spec'd and get higher margins and win the project.

William Bremer:	OK. Thank you.

Ray De Hont:	You're welcome.

Operator:	We have no other questions.

Mr. De Hont, I'll turn it over to you for closing remarks.

Ray De Hont:	Thank you, (Rachel).

Once again, thank you for joining us this morning.  We hope we have been able to provide you with a useful update on Met-Pro's progress and performance.  But if you should have any other questions, please feel free to contact either me or Gary.  Have a great day.

END